SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

Forest Laboratories, Inc.
(Name of Registrant as Specified In Its Charter)

Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II L.P.
Icahn Partners Master Fund III L.P.
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Onshore LP
Icahn Offshore LP
Icahn Capital L.P.
IPH GP LLC
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Beckton Corp.
Carl C. Icahn
Dr. Eric J. Ende
Pierre Legault
Andrew J. Fromkin
Daniel A. Ninivaggi
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

On July 2, 2012, Carl C. Icahn and affiliated entities filed Amendment No. 6 to Schedule 13D relating to Forest Laboratories, Inc., a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF FOREST LABORATORIES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.   INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D RELATING TO THE COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF FOREST LABORATORIES, INC., FILED BY THE PARTICIPANTS ON JUNE 17, 2011, AND AMENDED BY AMENDMENT NOS. 1, 2, 3, 4, 5 AND 6 THERETO (THE “SCHEDULE 13D”).  EXCEPT AS OTHERWISE DISCLOSED HEREIN OR IN THE SCHEDULE 13D, THE PARTICIPANTS HAVE NO INTEREST IN FOREST LABORATORIES, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF FOREST LABORATORIES, INC., AS DISCLOSED IN THE SCHEDULE 13D.  THE SCHEDULE 13D IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

EXHIBIT 1

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

Forest Laboratories, Inc.
(Name of Issuer)

Common Stock, Par Value $0.10
(Title of Class of Securities)

345838106
(CUSIP Number)

Keith Schaitkin, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

July 2, 2012
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  / /.

NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

Item 1. Security and Issuer

This statement constitutes Amendment No. 6 to the Schedule 13D relating to the Common Stock, par value $0.10 (the “Shares”), issued by Forest Laboratories, Inc. (the “Issuer”), and hereby amends the Schedule 13D filed with the Securities and Exchange Commission on June 17, 2011 and amended by Amendment Nos. 1 through 5 thereto (as amended, the "Initial Schedule 13D"), on behalf of the Reporting Persons (as defined in the Initial Schedule 13D), to furnish the additional information set forth herein.  All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial Schedule 13D.

Item 4.  Purpose of Transaction

Item 4 of the Initial Schedule 13D is hereby amended by adding the following:

On July 2, 2012, Carl C. Icahn delivered the attached letter (the “July 2 Letter”) to Howard Solomon, the Chairman, CEO and President of the Issuer.  A copy of the July 2 Letter is filed herewith as an exhibit.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF FOREST LABORATORIES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

Item 7.  Material to be Filed as Exhibits

Exhibit 1	The July 2 Letter

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 2, 2012

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner

By:  /s/ Edward E. Mattner
            Name: Edward E. Mattner
            Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:  /s/ SungHwan Cho
    Name: SungHwan Cho
    Title: Chief Financial Officer

/s/ Carl C. Icahn_____________
CARL C. ICAHN

CARL C. ICAHN
767 Fifth Avenue, 47th Floor
New York, NY 10153

July 2, 2012

Via Email and Federal Express

Howard Solomon
Chairman, CEO and President
Forest Laboratories, Inc.
909 Third Avenue
New York, NY  10022

Your recent statement is rife with inconsistencies, misstatements and doublespeak.  I find your statement that we are attempting to distort and distract particularly disingenuous. You and I obviously have a vastly different definition of distortion and distraction.  It seems to me that you would believe it to be a distraction if a member of the board would dare question the propriety of your receiving in excess of $60 million in compensation while you oversaw a 50% decline in the company’s share price.  Or perhaps you think it is a distraction if a member of the board asks whether it is appropriate to continue to keep stockholders in the dark regarding the succession plans of a company that has an 84-year old Chairman who has been the CEO for 35 years and has continually promoted his son (whose only other experience involves producing movies).  It can never be a distraction and in fact it is the core role of the board to place the best interest of the shareholders over the interests of its Chairman and CEO and my greatest concern is that given the history and composition of this Board, this is not the case at Forest Labs.

Additionally, based on our “activist record,” I find your statement that having our candidates on the Board would be a distraction both laughable and indefensible.  We have greatly enhanced value in numerous companies on which we had minority board representation, particularly in bio-tech companies, which include Amylin, Biogen, Genzyme and Imclone.  When our representatives first joined the Amylin board in June 2009, the stock was trading at $11.26 per share.  In no small part due to our candidates’ efforts, it was just announced that Bristol-Myers agreed to acquire Amylin for $31.00 per share, representing an increase of over 175% from that June 2009 price.  At the time very few thought this outcome was possible. Additionally, the share prices of Biogen, Genzyme, and Imclone have increased by approximately 180%, 48%, and 132%, respectively, since the date our representatives joined (or announced joining) those boards.  I believe there is little argument that without our candidates’ presence on the boards of these companies these stellar results would not have been obtained.  Indeed, from the time our candidates joined the boards of these companies, theirs stocks have meaningfully outperformed the biotech index.  We believe the candidates we intend to nominate all have superior qualifications and would be productive members of the Forest Labs’ Board.  We also believe they will be a strong force in replicating the stellar results that our nominees have helped to produce in the bio-tech companies mentioned above.

Since your misleading letter, I have given a great deal of thought to the question of why you are afraid to give us board representation.  I believe I have deduced the answer.  Over the years of being a successful activist I have learned to understand thought processes of certain types of CEOs.  As a result, I have come to a disturbing conclusion.  Several years ago you began a pattern of selling Forest stock at prices substantially higher than today’s price. Those sales now look to me like a savvy bet against the prospects of a company that was not prepared to meet the calamitous events that would befall it several years in the future when Lexapro went off patent.  However, unfortunate loyal shareholders that were not privy to your knowledge and that still hold stock today have suffered very significant losses.  You, on the other hand, who have sold over $500 million worth of Forest stock, are in an excellent position.  Be assured, we intend to thoroughly investigate by all available means whether the knowledge you had at the time you sold your stock was fully disclosed to other less fortunate shareholders and to determine how you were so prescient in selling your Forest stock at prices well above the current market.

Today as a result of your prophetic sales, your position as CEO and the fact that the Board is stacked with members that in our opinion appear to be your loyal “buddies,” you are in the enviable position to make another “killing” at no risk to yourself.  The stock is now at a low point and we believe the company is at risk, especially in light of the fact that the recent launches of Teflaro and Daliresp missed your own issued guidance and in a few years Namenda will come off patent.  Despite this you tell the shareholders all is well and hope they will continue to drink the Kool-Aid.  But how can we believe you when you said all was well 5 years ago when you sold over $200 million of Forest stock.  I believe the only way all will be well in this company is if management is held accountable.  As things currently stand, your “buddies” can award you “boat loads” of options and you can “swing for the fences”.  You can even possibly risk dissipating the nearly $3 billion of the company’s cash in an all or nothing effort if things get worse.  If successful you win and if unsuccessful shareholders lose.  If fact, we believe that shareholders may well be facing a second act of what occurred several years ago.  In addition, your “buddy” board can make your son your successor.  The three board members added last year would find it difficult or impossible to stop such a scenario from being activated.  The only event that could put a crimp in such a plan is my candidates getting elected to the Board.  Indeed, my candidates would be a “distraction” to the scenario outlined above and I could indeed understand based on my above scenario why you are fighting them so vigorously.

Howard, I hope I am being overly cynical and I am incorrect about your motivation.  I hope you will avoid a contentious and costly proxy fight and give your second largest shareholder board seats.

Very truly yours,

/s/ Carl C. Icahn

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF FOREST LABORATORIES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.   INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D RELATING TO THE COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF FOREST LABORATORIES, INC., FILED BY THE PARTICIPANTS ON JUNE 17, 2011, AND AMENDED BY AMENDMENT NOS. 1, 2, 3, 4 AND 5 THERETO (THE “SCHEDULE 13D”).  EXCEPT AS OTHERWISE DISCLOSED HEREIN OR IN THE SCHEDULE 13D, THE PARTICIPANTS HAVE NO INTEREST IN FOREST LABORATORIES, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF FOREST LABORATORIES, INC., AS DISCLOSED IN THE SCHEDULE 13D.  THE SCHEDULE 13D IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.